Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Brooke Kane
Marketing Manager	Investor Relations
703.989.7020	703.742.5393
press@quadramed.com	InvestorRelations@quadramed.com

QuadraMed Names Brook Carlon

Senior Vice President, Human Resources

RESTON, VA – (May 14, 2007) – QuadraMed® Corporation (Amex: QD) today announced that Ms. Brook A. Carlon, SPHR, MBA, has been appointed Senior Vice President, Human Resources. In this role, she will provide overall strategic and operational HR leadership to ensure alignment with corporate goals and to further operationalize the company’s strategic plan.

Brook Carlon brings to QuadraMed more than 15 years of experience in such areas as international compensation program and process design, policy development, vendor relationships and development of cross-cultural initiatives and practices between domestic and international employee/management populations. She has significant experience leading HR functions during times of growth, and an extensive knowledge of state, federal and international employment law.

Her primary experience is in the IT industry, which includes serving as Vice President of Human Resources for M. Transaction Services, a national healthcare electronic data interchange service provider and subsidiary of Misys, PLC. Before moving into high-tech organizations, she worked in the healthcare industry, in both home health and hospital settings.

Ms. Carlon earned her Bachelor of Science degree from Brigham Young University and a MBA from Regis University. She holds a Certificate in Human Resources Management from California State University, Hayward, and a Senior Professional in Human Resources (SPHR) designation.

For information about QuadraMed Corporation, visit www.quadramed.com or call 800.393.0278.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. Using QuadraMed’s Care-Based Revenue Cycle solutions, which are designed to optimize the patient experience and leverage quality of care into payment, our clients seek to receive the proper reimbursement, in the shortest

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QD/SVP

time, at the lowest administrative cost. QuadraMed delivers real-world solutions that help healthcare professionals deliver outstanding patient care with significant efficiency. Behind our products and services is a staff of 600 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.